Exhibit 5.1
                               MERITZ & MUENZ LLP

                                COUNSELORS AT LAW

                                2021 O Street, NW
                              Washington, DC 20036
                                    --------

                            Telephone: (202) 787-1964
                            Facsimile: (202) 787-3909
                           E-mail: Lmuenz@comcast.net

                                             [    ], 2006
iVoice Technology, Inc.
750 Highway 34
Matawan, New Jersey 07747

            Re:   Registration Statement on Form SB-2
                  -----------------------------------

Ladies and Gentlemen:

      We have acted as counsel to iVoice Technology, Inc., a New Jersey corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form SB-2 (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 1,053,506,579 shares of Class A common stock, no par value per share, of the Company (the "Class A Common Stock"), which includes (i) 875,000 shares of Class A Common Stock (the "Shares"), and
(ii) 1,052,631,579 shares of Class A Common Stock (the "Equity Distribution Shares") issuable pursuant to an Amended and Restated Standby Equity Distribution Agreement, dated as of December 12, 2005, between the Company and Capital Cornell Partners, L.P. (the "Equity Distribution Agreement").

      We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity of the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of appropriate state and local officials, and upon certificates of executive officers and responsible employees and agents of the Company.

      Based upon and subject to the foregoing, we are of the opinion that:

        1.  the Shares are legally issued, fully paid and non-assessable;

        2. the Equity Distribution Shares, when issued and paid for in accordance with the terms and conditions of the Equity Distribution Agreement and the terms and conditions of the Certificate of Incorporation of the Company filed with the Treasurer of the State of New Jersey, will be legally issued, fully paid and non-assessable.


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iVoice Technology, Inc.
[    ], 2006
Page 2


      We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.



                                    Very truly yours,


                                    Meritz & Muenz LLP